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                                                                  EXHIBIT (a)(5)

                                              [LETTERHEAD OF SULZERMEDICA]

Winterthur, December 27, 2000

                                              Press Office

                                              Sulzer Medica Management AG
                                              CH-8401 Winterthur
                                              Switzerland
                                              Phone +41 52 262 72 92
                                              Fax   +41 52 262 00 25


Sulzer Medica completes tender offer for Capital Partners II

Sulzer Medica USA Holding Co. announced today that it completed its cash tender offer for up to 50% of the interests of beneficiaries in Capital Partners II, Ltd. Liquidating Trust.

Sulzer Medica's tender offer for Capital Partners II Trust Units expired, as scheduled, at 12:00 midnight, New York City time, on Tuesday, December 26, 2000. Based on the latest count, 32,885 Trust Units were validly tendered. Sulzer Medica accepted for payment 21,627 of these Trust Units, on a pro rata basis at a price of USD 1,387.12 each. The acceptance of these Trust Units resulted in Sulzer Medica's ownership of approximately 50% of Capital Partners II.

Capital Partners owns a majority of the common stock of Tutogen Medical, Inc.
(TTG), with which Sulzer Medica has strategic agreements on the distribution and marketing of bone tissue products for spinal and dental applications. Sulzer Medica already has a stake of close to 10% in Tutogen.

IMPORTANT LEGAL INFORMATION

The foregoing communications contain forward-looking statements within the meaning of the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995 (the "Safe Harbor Provisions"). Sulzer Medica and Capital Partners II are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements as a result of new information, future events or otherwise. The Safe Harbor Provisions are not applicable to the foregoing communication to the extent that they constitute tender offer materials and have not been judicially determined to be applicable to such communication to the extent that they constitute soliciting materials.
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                                              [LETTERHEAD OF SULZERMEDICA]

Page 2 of 2/December 27, 2000
Sulzer Medica completes tender offer for Capital Partners II

For Sulzer Medica:           Henner Alms, phone +41 (0)52-262 71 50
                             E-Mail: press-relations@sulzermedica.com
Investor Relations:          Gabriele Weiher, phone +41 (0)52-262 45 11
        in the USA:          Jim Johnson, phone +1 713 561-6376
For Capital Partners II, Ltd. Liquidating Trust:
                             Thomas W. Pauken, Liquidating Trustee,
                             phone +1 214 378-9340
 . This press release is available on the Internet: www.sulzermedica.com/media/mainpage.htm
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